UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2017

Skyline Medical Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-36790	33-1007393
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2915 Commers Drive, Suite 900 Eagan, Minnesota	55121
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (651) 389-4800

Former Name or Former Address, if Changed Since Last Report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Skyline Medical, Inc. (the “Company”) is listed on The Nasdaq Capital Market (“Nasdaq”) and, accordingly, for continued listing must comply with Nasdaq’s minimum shareholders’ equity requirement of $2.5 million. The Company attended a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) on December 15, 2016, related to the Company’s non-compliance with the shareholders’ equity requirement. On December 27, 2016, the Panel issued its decision which requires the Company to demonstrate compliance with the $2.5 million shareholders’ equity requirement by April 11, 2017. The Company had also previously been deemed non-compliant with Nasdaq’s $1.00 per share bid price requirement; however, since the completion of a 1-for-25 reverse stock split on October 28, 2016, the Company’s bid price has remained above $1.00 per share.

To regain compliance with the minimum shareholders’ equity requirement, the Company completed an underwritten public offering of units for gross proceeds of $3,937,500 on January 19, 2017. As a result of this public offering, the Company believes that its shareholders’ equity now exceeds $2.5 million as of the date of this filing. The Company is awaiting confirmation from Nasdaq that it now exceeds all applicable requirements for continued listing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

skyline medical inc.

By:	/s/ Bob Myers
Name: Bob Myers Title: Chief Financial Officer

Date:  January 31, 2017